Exhibit 99

           CDI CORP. REPORTS FIRST QUARTER 2006 EPS MORE THAN DOUBLES
                             AND ANNOUNCES DIVIDEND

    PHILADELPHIA, April 27 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the first quarter ended March 31, 2006 and announced a quarterly cash dividend.

    For the quarter ended March 31, 2006, the company reported net earnings of $5.0 million, or $0.25 per diluted share, on revenues of $307.7 million. Total first quarter revenue increased 15.7% compared to $265.9 million for the first quarter of 2005 and net earnings increased 118% compared to the first quarter of 2005. The company also announced a quarterly dividend of $0.11 per share to be paid on May 25, 2006 to all shareholders of record as of May 11, 2006.

    "Continued strength in the hiring environment in all of our businesses and in capital spending in our key vertical industries, as well as focused execution by our sales and operations teams, produced solid revenue and profit gains," said President and Chief Executive Officer Roger H. Ballou. "We are pleased with both our organic revenue growth of 15.7% versus the year-ago quarter and with the breadth of growth which was reflected in every business unit.

    "Our business model yielded anticipated results, producing a variable contribution margin in the low- to mid-teens and overall year-over-year net earnings that more than doubled. This was in spite of higher expenses related to increased financial control and compliance spending and stock-based compensation expenses totaling approximately $0.8 million."

    Effective January 1, 2006, the company adopted the accounting required under SFAS No. 123(R) for its stock-based compensation plan. The change in accounting, plus the effect of additional awards which were granted during the first quarter of 2006, resulted in an increase of $0.5 million in stock-based compensation expenses versus the prior year.

    Business Segment Discussion

    The Business Solutions segment reported a strong year-over-year revenue increase of 15.2% as every vertical reported double-digit percentage growth. New project wins and expansion of existing client relationships were key drivers in all of the verticals. Operating profits increased 122% on a year- over-year basis reflecting the aforementioned account wins and increased capital spending by clients.

    U.K.-based AndersElite (Anders) revenues increased 16.2% versus the prior-year period due to continued strength in both permanent and contract demand partially offset by unfavorable currency movement of 9.4%. Year-over-year operating profits increased 51.4% driven by continued improvement in Anders productivity in the healthy U.K. construction industry environment.

    Todays Staffing first quarter revenues continue to reflect broad client demand as revenues increased 18.8% versus the year-ago period. Sales productivity gains contributed to year-over-year operating profit improvement to $0.7 million versus a loss during the first quarter of 2005.

    Management Recruiters International, Inc.'s (MRI) revenue increased 13.2% versus the prior-year quarter. However, results were affected by a revenue mix shift with much of the year-over-year growth generated by lower-margin staffing. During the quarter, MRI also experienced lower royalty revenue growth and reduced franchise sales versus the previous year. Operating profit was marginally down when compared to the year-ago quarter due to the aforementioned factors and increases in expenses for the quarter.

    Year-over-year and sequential data for the business segments can be found in the attached tables.

    Corporate Summary

    Corporate overhead costs increased 19.9% versus the year-ago period primarily due to increases in costs related to Sarbanes-Oxley compliance and financial control spending, legal expenses and stock-based compensation expenses for corporate personnel.

    "CDI ended the quarter with approximately $20.7 million in cash and cash equivalents compared to a year-end total of $13.4 million," said Ballou. "This was in spite of increased sales and was driven by faster collection of receivables. We continue to have significant debt capacity, if necessary, to fund potentially higher working capital requirements driven by our revenue growth, capital spending and potential acquisitions."

    Business Outlook

    "Continued strength in capital spending by key clients and strong staffing and permanent placement demand indicates continued robust business momentum," said Ballou. "Looking ahead, this momentum could produce organic revenue growth of 10 to 12% for the full year as well as in the second quarter on a year-over-year basis.

    "We should be able to generate low- to mid-teen variable contribution margins on these incremental sales as our management team continues to effectively execute our business plan."

    Financial Tables Follow

    Conference Call/Webcast

    CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com. An online replay will be available at http://www.cdicorp.com for 14 days after the call.

    Company Information

    Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing. Its operating units include CDI Business Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI at http://www.cdicorp.com.

                  Caution Concerning Forward-Looking Statements

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements depending on a variety of factors, including the following: changes in general economic conditions and levels of capital spending by customers in the industries we serve; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin, duration of assignment and utilization rate applicable to our billable personnel; competitive market pressures; the availability of qualified labor; changes in customers' attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; our ability to pass on to customers increases in our costs (such as those relating to workers' compensation insurance or which may arise from regulatory requirements); our performance on our customer contracts; the possibility of our incurring liability for our activities, including the activities of our temporary employees; and government policies or judicial decisions adverse to the staffing industry. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise.

                           CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)

                                                      For the three months ended
                                                --------------------------------------
                                                       March 31,          December 31,
                                                -----------------------   ------------
                                                   2006         2005          2005
                                                ----------   ----------   ------------
Revenues                                        $  307,680   $  265,919   $    290,724

Cost of services                                   236,760      205,134        223,322

Gross profit                                        70,920       60,785         67,402

Operating and administrative expenses               62,871       57,665         62,580
Restructuring                                            -            -           (126)
(Gain) on sale of asset                                  -         (420)             -

Operating profit                                     8,049        3,540          4,948

Interest income, net and other                         163          147             16

Earnings before income taxes and
 cumulative effect of accounting
 change                                              8,212        3,687          4,964

Income tax expense                                   3,174        1,373          1,492

Earnings before cumulative effect of
 accounting change                                   5,038        2,314          3,472
Cumulative effect of accounting
 change, net of tax                                      -            -            152

Net earnings                                    $    5,038   $    2,314   $      3,320

Diluted earnings per share:
Earnings before cumulative effect of
 accounting change                              $     0.25   $     0.12   $       0.17
Cumulative effect of accounting
 change                                                  -            -          (0.01)
Net earnings                                    $     0.25   $     0.12   $       0.16

Diluted number of shares (000)                      20,009       19,878         20,038

                                                       March 31,          December 31,
                                                -----------------------   ------------
                                                   2006         2005          2005
                                                ----------   ----------   ------------
Selected Balance Sheet Data:
Cash, cash equivalents and short-term
 investments                                    $   20,684   $   26,439   $     13,407

Accounts receivable, net                        $  246,895   $  208,795   $    232,365

Current assets                                  $  281,520   $  251,185   $    259,755

Total assets                                    $  402,053   $  366,197   $    379,494

Current liabilities                             $  116,680   $   92,004   $     97,766

Shareholders' equity                            $  276,213   $  266,709   $    271,478

                                                      For the three months ended
                                                --------------------------------------
                                                       March 31,          December 31,
                                                -----------------------   ------------
                                                   2006         2005          2005
                                                ----------   ----------   ------------
Selected Cash Flow Data:
Depreciation expense                            $    2,510   $    2,537   $      2,690

Capital expenditures                            $    3,071   $    2,513   $      3,503

Dividends paid                                  $    2,184   $    2,168   $      2,181

Free cash flow for the three months
 ended March 31, 2006 is shown below:

Net cash flow provided by
  operating activities                          $   14,248
  Less: capital expenditures                        (3,071)
  Less: dividends paid                              (2,184)

Free cash flow for the quarter ended
 March 31, 2006                                 $    8,993

Selected Earnings and Other Financial
 Data:

Revenues                                        $  307,680   $  265,919   $    290,724

Gross profit                                    $   70,920   $   60,785   $     67,402

Gross profit margin                                   23.0%        22.9%          23.2%

Operating and administrative expenses
 as a percentage of revenue                           20.4%        21.7%          21.5%

Corporate expenses                              $    5,024   $    4,190   $      4,581
 Corporate expenses as a percentage of
 revenue                                               1.6%         1.6%           1.6%

Operating profit margin                                2.6%         1.3%           1.7%

Effective income tax rate                             38.7%        37.2%          30.1%

After-tax return on shareholders'
 equity - last twelve months (a)                       6.1%         3.5%           5.1%

                                                      For the three months ended
                                                --------------------------------------
                                                       March 31,          December 31,
                                                -----------------------   ------------
                                                   2006         2005          2005
                                                ----------   ----------   ------------
Selected Segment Data (b):
Business Solutions
Revenues                                        $  203,896   $  176,997   $    186,730
Gross profit                                        39,917       32,445         35,463
Gross profit margin                                   19.6%        18.3%          19.0%

Operating profit                                     7,953        3,581          2,890
Operating profit margin                                3.9%         2.0%           1.5%

AndersElite

Revenues                                        $   48,586   $   41,810   $     46,981
Gross profit                                        11,927       10,542         10,446
Gross profit margin                                   24.5%        25.2%          22.2%

Operating profit                                     1,117          738            524
Operating profit margin                                2.3%         1.8%           1.1%

Todays Staffing
Revenues                                        $   39,454   $   33,207   $     39,728
Gross profit                                         9,093        8,345          9,657
Gross profit margin                                   23.0%        25.1%          24.3%

Operating profit (loss)                                724         (456)         1,378
Operating profit margin                                1.8%        (1.4)%          3.5%

Management Recruiters International
Revenues                                        $   15,744   $   13,905   $     17,285
Gross profit                                         9,983        9,453         11,836
Gross profit margin                                   63.4%        68.0%          68.5%

Operating profit                                     3,279        3,446          4,737
Operating profit margin                               20.8%        24.8%          27.4%

                                                      For the three months ended
                                                --------------------------------------
                                                       March 31,          December 31,
                                                -----------------------   ------------
                                                   2006         2005          2005
                                                ----------   ----------   ------------
Business Solutions Revenue by
 Vertical:
CDI Information Technology Services             $   73,454   $   63,783   $     69,017
CDI Process and Industrial                          91,015       79,675         81,926
CDI Aerospace                                       22,806       20,118         20,949
CDI Government Services                             14,148       11,321         12,921
CDI Life Sciences                                    2,473        2,100          1,917

Total Business Solutions Revenue                $  203,896   $  176,997   $    186,730

(a) Current quarter combined with the three preceding quarters' earnings or
(loss) divided by the average shareholders' equity.

(b) Commencing January 1, 2006, the company changed its method of allocating certain support services expenses to the business segments. The operating profit for the quarters ended March 31, 2005 and December 31, 2005 have been revised for comparative purposes.

SOURCE  CDI Corp.
    -0-                             04/27/2006
    /CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com, both of CDI Corp./
    /Web site:  http://www.cdicorp.com /
    (CDI)